Exhibit 10.5

Execution Version

REDEMPTION RIGHTS AGREEMENT

This Redemption Rights Agreement (the “Agreement”), dated October 28, 2015 (the “Effective Date”), is entered into by and between FTE NETWORKS, INC., a Nevada corporation (the “Company”), and Lateral Juscom Feeder LLC, a Delaware limited liability company (“WP”), and Lateral FTE Feeder LLC, a Delaware limited liability company (together with WP, the “Lateral Parties”).

RECITALS

WHEREAS, concurrently herewith, the Lateral Parties are providing up to $8,000,000 of senior secured term loans to Jus-Com, Inc., a wholly-owned subsidiary of the Company (“Jus-Com”), pursuant to that certain Credit Agreement dated as of the Effective Date by and among Jus-Com, the Company, the Lateral Parties and the other parties thereto (the “Loan Agreement”); and

WHEREAS, in connection with the Loan Agreement, the Company issued to the Lateral Parties 163,441 shares of the Company’s Series D Convertible Preferred Stock (“Series D Stock”) and 253,067 shares of the Company’s Series F Convertible Preferred Stock (“Series F Stock”), all convertible into shares of the Company’s common stock, $0.001 per share (“Common Stock”) (such shares of Common Stock, as issued to the Lateral Parties upon conversion of the Series D Stock and Series F Stock, together with such other shares of Common Stock (or shares convertible into Common Stock) issued by the Company to the Lateral Parties pursuant to the Company’s obligations under the Loan Agreement, collectively the “Redeemable Shares”); and

WHEREAS, to induce the Lateral Parties to enter into the Loan Agreement, the Company has agreed to provide to the Lateral Parties, regarding the Redeemable Shares, certain redemption rights and the parties desire to set forth herein the terms and conditions upon which the Lateral Parties may cause the Company to redeem its Redeemable Shares; and

WHEREAS, as a condition and inducement to the Lateral Parties’ willingness to enter into the Loan Agreement and to proceed with the transactions contemplated thereby, the Lateral Parties and the Company are entering into this Agreement; and

WHEREAS, the Company acknowledges that the Lateral Parties are entering into the Loan Agreement in reliance on the representations, warranties, covenants and other agreements of, the Company set forth in this Agreement and would not enter into the Loan Agreement if the Company did not enter into this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Lateral Parties hereby agree as follows:

AGREEMENT

1.                  Definitions. For purposes of this Agreement, the following certain terms shall have the meanings set forth below:

“Articles of Incorporation” shall mean the Articles of Incorporation of the Company, as the same may be amended from time to time.

“Business Day” shall mean any day upon which commercial banks are open for business in New York, New York.

“Common Stock” shall have the meaning set forth in the recitals.

“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, Stock Equivalents or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than the Loan Agreement) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor statute.

“Expiration Date” shall mean the date upon which all Redeemable Shares have been redeemed in accordance with the terms hereof.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Lateral Ownership Percentage” means the percentage derived from dividing the total number of shares of Redeemable Shares owned by the Lateral Parties in the aggregate by the total number of shares of Common Stock outstanding on a fully diluted basis.

“LTM EBITDA” means the Company’s earnings before interest, taxes, depreciation, and amortization plus principal and interest payments made in respect of equipment financing for the prior twelve (12) consecutive months ending as of the most recent month-end preceding the relevant measurement date, as such amount may be adjusted for unusual non-recurring charges and similar items.

“Major Transaction Event” shall mean, with respect to the Company, (a) a reclassification, capital reorganization or other similar change regarding or affecting outstanding shares of Common Stock, (b) a merger or consolidation of the Company with one or more other corporations or entities, other than a merger pursuant to which the Company is the surviving corporation, (c) a sale, lease or exchange of all or substantially all of the Company’s assets or (d) the liquidation, dissolution or winding up of the Company.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise), business, performance, operations or Property of the Company and its Subsidiaries taken as a whole; or (b) the ability of the Company to perform its obligations under this Agreement.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Indebtedness” means (a) the indebtedness evidenced by the Loan Agreement and (b) any indebtedness existing on the Effective Date, and (c) any indebtedness in an amount up to $400,000 in the aggregate.

“Per Share Price” means an amount of cash equal to the Purchase Price divided by the aggregate number of Redeemable Shares then held by the Lateral Parties.

“Person” shall mean any natural person, corporation, partnership, association, limited liability company, trust or other entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Purchase Price” shall mean, with respect to the redeemed Redeemable Shares, an amount of cash equal to the following formula: 10 multiplied by LTM EBITDA multiplied by the Lateral Ownership Percentage.

“Redemption Notice” shall have the meaning set forth in Section 3.2.

“Redemption Price” shall mean, with respect to Redeemable Shares elected to be redeemed, an amount of cash equal to the number of Redeemable Shares elected to be redeemed multiplied by the Per Share Price.

“Redemption Rights” shall have the meaning set forth in Section 2.

“Redemption Period” shall have the meaning set forth in Section 3.1.

“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor statute.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

2.                  Grant of Redemption Rights. Upon the terms and subject to the conditions contained herein, the Company does hereby grant to the Lateral Parties, and the Lateral Parties do hereby accept, the right, but without obligation on the part of the Lateral Parties, to require the Company to redeem from time to time, out of funds legally available therefor, all or any part of the Redeemable Shares for the Redemption Price (“Redemption Rights”). The Lateral Parties agree that they will not exercise their Redemption Rights pursuant to this Section 2 if the exercise of such Redemption Rights would, in the good faith opinion of the Company’s accountants, prevent the Company from continuing as a going concern.

3.                  Exercise of Redemption Rights.

3.1              Time for Exercise of Redemption Rights. The Lateral Parties may exercise their Redemption Rights at any time on or after the second (2nd) anniversary of the Effective Date, but prior to the Expiration Date (the “Redemption Period”); provided that:

(a)                The Redemption Rights may not be exercised unless either (i) the Company’s market capitalization on such date is equal to or greater than $25,000,000, or (ii) the LTM EBITDA ending on the last day of the month preceding such date is greater than $3,000,000.

(b)               The Redemption Rights may not be exercised in the event that such exercise of Redemption Rights violates applicable law.

(c)                Once given, a Redemption Notice shall be irrevocable subject to the payment of the Redemption Price for the Redeemable Shares specified therein in accordance with the terms hereof.

(d)               Upon the delivery of any Redemption Notice (such date, a “Submission Date”) the submitting party (or its successor to Redemption Rights, as applicable) shall not be entitled to deliver any subsequent Redemption Notice until the expiration of 180 days following the Submission Date.

3.2              Method of Exercise. The Redemption Rights shall be exercised by the Lateral Parties’ delivery to the Company of (a) written notice (the “Redemption Notice”) in the form of Exhibit A, and (b) the certificates, if any, representing such Redeemable Shares.

3.3              Closing. Each closing of the redemption pursuant to the exercise of the Redemption Rights by the Lateral Parties (each a “Closing”) shall occur within 180 days following the Company’s receipt of a Redemption Notice. The Lateral Parties shall execute such other documents as the Company may reasonably require in connection with each Closing of such redemption.

3.4              Payment of Cash. At each Closing of the redemption of the Redeemable Shares pursuant to the exercise of Redemption Rights by the Lateral Parties, the Company shall deliver to the appropriate Lateral Party the applicable Redemption Price by immediately available funds.

4.                  Anti-Dilution. Until the time that the Company has issued additional equity securities with an aggregate value of $5 million from and after the date hereof, in the event that the Company issues additional equity securities following the Effective Date, the Company shall promptly issue to the Lateral Parties additional shares of Common Stock such that following such issuances, the Lateral Parties shall maintain the same percentage ownership of Company’s Common Stock on a fully diluted basis as the Lateral Parties maintained prior to such issuance.

5.                  Information Rights. If at any time prior to the date that the Lateral Parties cease to own, collectively, less than 5% of the Common Stock of the Company on a fully-diluted basis, the Company ceases to be a publicly reporting company under the Exchange Act, (a) the Company shall deliver to the Lateral Parties unaudited monthly and audited annual financial statements, annual budgets and other financial information reasonably requested by the Lateral Parties, and (b) the Company shall also permit the Lateral Parties or their authorized representatives, to visit and inspect the corporate and financial records of the Company, and to discuss its business and finances with officers of the Company, during normal business hours following reasonable notice and as often as may be reasonably requested.

6.                  Negative Covenants. For so long as the Lateral Parties own, in the aggregate, at least 10% of the Company’s Common Stock on a fully diluted basis, unless Lateral shall have otherwise given prior written consent, the Company shall not, directly or indirectly:

(i)                 other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(ii)               undertake a Major Transaction Event;

(iii)             terminate or replace its chief executive officer; or

(iv)             enter into any agreement with respect to any of the foregoing.

7.                  Representations and Warranties of the Company. The Company represents and warrants to the Lateral Parties that:

7.1                Corporate Existence and Power. The Company and each of its Subsidiaries:

(a)                is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b)               has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Agreement;

(c)                is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d)               is in compliance with all Requirements of Law;

(e)                except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.2              Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action, and do not and will not:

(a)                contravene the terms of any of the Company’s organizational documents;

(b)               conflict with or result in any material breach or contravention of, or result in the creation of any lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(c)                violate any material Requirement of Law in any material respect.

7.3              Binding Effect. This Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

7.4              Capitalization. The authorized capital stock of the Company as of the date hereof consists of (i) 70,000,000 shares of Common Stock, of which 48,391,820 shares are issued and outstanding, and (ii) 5,000,000 shares of Preferred Stock, (a) 4,500 of which have been designated Series A Preferred Stock, 500 of which are issued and outstanding, (b) 4,500 of which have been designated Series A-1 Preferred Stock, 295 of which are issued and outstanding, (c) 4,000 of which have been designated Series B Preferred Stock, 0 of which are issued and are outstanding, (e) 400 of which have been designated Series C-1 Preferred Stock, 0 of which are issued and outstanding, (f) 2,000 of which have been designated Series C-2 Preferred Stock, 0 of which are issued and outstanding, (g) 110 of which have been designated Series C-3 Preferred Stock, 0 of which are issued and outstanding, (h) 2,000,000 of which have been designated Series D Preferred Stock, 1,836,560 of which are issued and outstanding, (i) 1,000,000 of which have been designated Series E Preferred Stock, 0 of which are issued and outstanding, and (j) 1,980,000 of which have been designated Series F Preferred Stock, 0 of which are issued and outstanding, as of the date hereof. All shares of Common Stock and Preferred Stock issued and outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and nonassessable. The Redeemable Shares issued (or to be issued) to Lateral are (or will be) duly and validly issued, fully paid and nonassessable and free and clear of all liens and encumbrances. Except as described in Schedule 7 hereto, there are no (a) options, warrants or other rights outstanding with respect to the capital stock or other securities of the Company, (b) securities convertible into or exchangeable for shares of capital stock of the Company or (c) other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Company.

8.                  Miscellaneous Provisions.

8.1              Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Company:

FTE Networks, Inc.

5495 Bryson Drive, Suite 423

Naples, Florida 34109

Telephone: (877) 878-8136

Facsimile: (___) _____-________

E-mail: mpalleschi@ftenet.com

Attention: Michael Palleschi, CEO

With a copy to (which shall not constitute notice or service of process):

K&L Gates LLP

200 S. Biscayne Blvd., Ste. 3900

Miami, Florida 33131

Telephone: (305) 539-3306

Facsimile: (305) 358-7095

E-mail: clayton.parker@klgates.com

Attention: Clayton E. Parker, Esq.

If to the Lateral Parties:

Lateral Global Investments, LLC

1825 South Grant Street, Suite

San Mateo, CA 94402

Telephone: (650) 396-2200

Facsimile: (773) 496-2949

E-mail: patrick@lateralim.com

Attention: Patrick Feeney, Principal

With a copy to (which shall not constitute notice or service of process):

Gibson, Dunn & Crutcher, LLP

2029 Century Park East, Suite 4000

Los Angeles, CA 90067

Telephone: 310-551-8744

Facsimile: 310-552-7063

E-mail: cmontgomery@gibsondunn.com

Attention: Cromwell Montgomery, Esq.

8.2              Assignment. The Company may not assign this Agreement or the rights hereunder without the prior written consent of The Lateral Parties. The Lateral Parties may assign this Agreement and the rights hereunder to any Person to whom they transfer their Series D Stock, Series F Stock and/or Redeemable Shares in connection with a transfer of their interest in the Loan Agreement.

8.3              Binding Effect. Except as otherwise set forth herein, this Agreement shall be binding upon, and inure to the benefit of, the parties and their successors and permitted assigns.

8.4              Amendments. The provisions of this Agreement may be amended only with the written consent of the Company and the Lateral Parties.

8.5              Governing Law. The corporate laws of the State of Nevada shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery and any appellate court therefrom within the State of Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

8.6              Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one document.

8.7              Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior written or oral understandings and/or agreements between them with respect thereto.

8.8              Headings; Etc. The headings herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. Any references in this Agreement to a “Section” or “Exhibit” shall refer to a Section or Exhibit of this Agreement unless otherwise specified.

8.9              Survival. The representations, warranties and covenants contained herein or made pursuant hereto shall survive the execution and delivery of this Agreement and the closing of any redemption or purchase and sale pursuant to an exercise of Redemption Rights hereunder.

8.10          Further Assurances. Each of the parties shall hereafter execute and deliver such other instruments and documents and do such further acts and things as may be required or useful to carry out the purposes of this Agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date.

THE COMPANY:

FTE NETWORKS, INC.

By: /s/ Michael Palleschi

Name: Michael Palleschi

Title: Chief Executive Officer

LATERAL PARTIES:

LATERAL JUSCOM FEEDER LLC

By: Lateral Global Investors, LLC, its Manager

By: /s/ Richard

Name:

Title:

LATERAL FTE FEEDER LLC

By: Lateral Global Investors, LLC, its Manager

By:_______________________

Name:

Title:

Signature Page to Redemption Rights Agreement

EXHIBIT A

Notice of Redemption

The undersigned hereby irrevocably (i) exercises its Redemption Rights as to the number of Redeemable Shares in FTE Networks, Inc. (the “Company”) set forth on the signature page hereto in accordance with the terms of that certain Redemption Rights Agreement, dated October ___, 2015 (the “Agreement”), by and between Lateral Juscom Feeder LLC, Lateral FTE Feeder LLC, and the Company, (ii) transfers and surrenders such Redeemable Shares and all right, title and interest of the undersigned therein to the Company, that shall purchase or redeem such Redeemable Shares pursuant to the Agreement, and (iii) directs that the Redemption Price payable upon exercise of the Redemption Rights be delivered to the address specified below. Attached hereto are the certificates, if any, representing the Redeemable Shares.

The undersigned hereby represents, warrants, certifies and agrees (i) that the undersigned has good and marketable title to such Redeemable Shares, free and clear of all Liens, (ii) that the undersigned has the full right, power and authority to transfer and surrender the Redeemable Shares as provided herein and such transfer and surrender has been authorized by all necessary action, and (iii) that the undersigned has obtained the consent or approval of all persons or entities, if any, having the right to consent to or approve such transfer and surrender.

Exhibit A to Redemption Rights Agreement

Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Dated: ____________________

Number of Redeemable Shares to be redeemed: __________________

_______________________________

By: ___________________________________

Its: ___________________________________

_______________________________________

(Street Address)

_______________________________________

(City, State, Zip Code)

Schedule 7

Capitalization

Except as described below, there are no (a) options, warrants or other rights outstanding with respect to the capital stock or other securities of the Company, (b) securities convertible into or exchangeable for shares of capital stock of the Company or (c) other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Company:

Employee Options:

Common Stock - 2,518,420 shares

Series F Convertible Preferred Stock – 259,750 shares

Warrants:

Common Stock - 744,999 shares

Schedule 7: Capitalization